Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Capstone Green Energy Holdings, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	3,000,000(2)	$0.71(3)	$2,130,000	0.00015310	$326.10
Total Offering Amounts				-	$2,130,000	-	$326.10
Total Fee Offsets				-	-	-	$0
Net Fee Due				-	-	-	$326.10

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Capstone Green Energy Holdings, Inc., a Delaware corporation (the “Registrant”). Pursuant to Rule 416(c) under the Securities Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)  Represents 3,000,000 shares of common stock reserved and available for issuance under the Registrant’s 2023 Equity Incentive Plan (the “Incentive Plan”), as approved by the Registrant’s board of directors by a unanimous written consent dated as of December 7, 2023 in connection with the Registrant’s emergence from bankruptcy pursuant to the confirmation order entered by the United States Bankruptcy Court for the District of Delaware.

(3)  Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $0.71 per share, the average of the high and low prices of the Registrant’s common stock on April 8, 2025 as reported on the OTC Pink Sheet Market.

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